Exhibit 99
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First Mid-Illinois Bancshares, Inc. had a successful 2011 with growth in earnings, earnings per share, dividends, capital and reserves, and reduced levels of non-performing assets and past due loans. Net income for 2011 amounted to $11,372,000 compared to $8,761,000 for 2010 and diluted earnings per share increased to $1.29 per share in 2011 from $1.07 per share for 2010. Our capital ratios remain strong compared to peer banks and increased during the year as a result of our earnings and the equity offering early in 2011. Also, book value per share increased to $16.18 on December 31, 2011 compared to $14.46 on December 31, 2010.

In late 2010, we completed the acquisition of 10 branch locations in and around Bloomington, Peoria, Galesburg, and Quincy. This acquisition, and integration into the First Mid system, has been successful as we have not only retained existing customers but developed new relationships and grown in balances and profits in these markets during the first full year of operations.

Growth in earnings was primarily due to the increase in net interest income. Net interest income was $48.3 million for 2011 compared to $40.1 million in 2010. The acquisition in late 2010 added $135 million in loans and $335 million in deposits. As a result, total balance sheet assets were higher for the full year of 2011 and average earning assets were $257 million greater than 2010. In addition to the increase in the size of the balance sheet, we effectively deployed the excess liquidity obtained in the acquisition during 2011. Loan balances grew to $860 million on December 31, 2011 from $804.6 million on December 31, 2010 while investment balances also increased by $136 million during this period. The movement of balances to higher-yielding loans and investments improved our net interest margin during the last half of 2011. In addition, we lowered our funding costs during the year as higher cost CD balances declined. First Mid’s core deposit base remains a strength of our balance sheet as we continue to maintain local customer relationships and balances and are not reliant on any national brokered market  deposits. Because of the higher level of liquidity earlier in the year, for 2011 our net interest margin was 3.51% compared to 3.57% in 2010. The net interest margin for the fourth quarter of 2011 increased to 3.61% compared to 3.35% during the fourth quarter of 2010.

Total non-interest income also increased to $15.8 million for 2011 from $13.8 million in 2010. Revenues from our trust, brokerage, and insurance areas all increased during the year. Also, fees received on debit and ATM transactions increased with the greater number of customers and increased number of electronic transactions. We did incur $886,000 in impairment charges on trust preferred securities we own. This was down from last year as the level of community bank defaults has slowed. Revenues from our mortgage banking area remain strong from a historical standpoint and similar to 2010 as low interest rates resulted in significant refinance activity.

Operating expenses for 2011 were $43.1 million compared to $36.9 million for 2010. The higher expenses were reflective of the personnel and operating costs of the new branch locations for the full year of 2011. The Company’s effective tax rate is also higher in 2011 due to the increase in State of Illinois taxes this year.

Credit quality is an area where we spent considerable time and resources and the trends in 2011 were positive. Total non-performing assets declined to $12.0 million (.80% of assets) at December 31, 2011 from $16.6 million (1.13% of assets) on December 31, 2010. Total loans past due 30 days or more also declined to $6.7 million (.78% of total loans) from $9.6 million (1.19% of total loans) at year-end 2010. The decrease in non-performing assets was the result of paydowns and charge-offs taken during the year. Net charge-offs for 2011 totaled $2.4 million compared to $2.8 million in 2010. Our provision for loan losses also declined totaling $3.1 million in 2011 compared to $3.7 million in 2010. A measurement which we monitor closely at First Mid is the ratio of the allowance for possible loan losses to non-accrual loans. This ratio increased to 165% at December 31, 2011 compared to 111% at December 31, 2010 and remains strong when compared with other community banks.

In 2011, we strengthened our capital position with our convertible preferred stock issuance. Thus far, we have issued $19.25 million of preferred stock with $8.25 million more expected to be issued following regulatory approval. At December 31, 2011, our Tier 1 Capital ratio was 13.35% which gives us significant strategic flexibility.

As I have said in prior communications, the operating environment is and will most certainly remain challenging. That said, I am pleased with the progress that First Mid made in 2011 and am optimistic about our future. Our earnings capacity, the strength of our balance sheet, and the quality of our Board, management and staff position us to take advantage of opportunities in the future.

Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Very Truly Yours,

/s/ William S. Rowland

William S. Rowland
Chairman and Chief Executive Officer

January 27, 2012

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	Dec 31	Dec 31
	2011	2010

Assets
Cash and due from banks	$43,356	$21,008
Federal funds sold and other interest-bearing deposits	29,746	210,485
Certificates of deposit investments	13,231	10,000
Investment securities:
Available-for-sale, at fair value	478,916	342,816
Held-to-maturity, at amortized cost (estimated FV of $51 at
Dec 31, 2011 and $53 at Dec 31, 2010, respectively)	51	50
Loans	860,074	804,581
Less allowance for loan losses	(11,120)	(10,393)
Net loans	848,954	794,188
Premises and equipment, net	30,717	28,544
Goodwill, net	25,753	25,753
Intangible assets, net	3,934	5,068
Other assets	26,298	30,333
Total assets	$1,500,956	$1,468,245

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$198,962	$183,932
Interest bearing	971,772	1,028,778
Total deposits	1,170,734	1,212,710
Repurchase agreements with customers	132,380	94,057
Other borrowings	28,000	22,750
Junior subordinated debentures	20,620	20,620
Other liabilities	8,255	5,843
Total liabilities	1,359,989	1,355,980
Stockholders’ Equity:
Preferred stock (no par value, authorized 1,000,000 shares; issued
8,777 shares in 2011 and 4,927 shares in 2010)	43,785	24,635
Common stock ($4 par value; authorized 18,000,000 shares; issued
7,553,094 shares in 2011 and 7,477,132 shares in 2010)	30,212	29,909
Additional paid-in capital	29,368	28,223
Retained earnings	71,739	66,356
Deferred compensation	2,904	2,929
Accumulated other comprehensive income (loss)	3,148	(2,066)
Treasury stock at cost, 1,546,529 shares in 2011
and 1,418,456 in 2010	(40,189)	(37,721)
Total stockholders’ equity	140,967	112,265
Total liabilities and stockholders’ equity	$1,500,956	$1,468,245

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands)
For the year ended December 31,	2011	2010

Interest income:
Interest and fees on loans	$45,399	$41,803
Interest on investment securities	11,013	8,699
Interest on certificates of deposit	78	110
Interest on federal funds sold & other deposits	282	271
Total interest income	56,772	50,883
Interest expense:
Interest on deposits	6,725	8,471
Interest on repurchase agreements with customers	172	133
Interest on other borrowings	837	1,099
Interest on subordinated debt	770	1,053
Total interest expense	8,504	10,756
Net interest income	48,268	40,127
Provision for loan losses	3,101	3,737
Net interest income after provision for loan losses	45,167	36,390
Non-interest income:
Trust revenues	3,030	2,601
Brokerage commissions	650	536
Insurance commissions	1,786	1,779
Services charges	4,817	4,662
Securities gains (losses), net	486	543
Impairment losses on securities	(886)	(1,418)
Mortgage banking revenues	788	776
ATM / debit card revenue	3,483	2,869
Other	1,633	1,472
Total non-interest income	15,787	13,820
Non-interest expense:
Salaries and employee benefits	22,247	18,649
Net occupancy and equipment expense	7,960	5,851
FDIC insurance	1,167	1,508
Amortization of intangible assets	1,134	814
Legal and professional expense	2,070	2,361
Other	8,475	7,744
Total non-interest expense	43,053	36,927
Income before income taxes	17,901	13,283
Income taxes	6,529	4,522
Net income	$11,372	$8,761

Per Share Information (unaudited)
For the year ended December 31,	2011	2010
Basic earnings per common share	$1.29	$1.07
Diluted earnings per common share	$1.29	$1.07
Dividends per common share	$0.40	$0.38
Book value per share at Dec 31	$16.18	$14.46
OTCBB market price of stock at Dec 31	$18.45	$17.25

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands)
For the year ended December 31,	2011	2010

Balance at beginning of period	$112,265	$111,221
Net income	11,372	8,761
Dividends on preferred stock and common stock	(5,989)	(4,549)
Issuance of preferred and common stock	20,446	1,651
Purchase of treasury stock	(2,385)	(2,499)
Deferred compensation and other adjustments	44	210
Changes in accumulated other comprehensive income	5,214	(2,530)
Balance at end of period	$140,967	$112,265

CONSOLIDATED CAPITAL RATIOS

Primary Capital Measurements (unaudited):	2011	2010
For the year ended December 31,

Leverage ratio	8.99%	7.42%
Tier 1 capital to risk-weighted assets	13.37%	11.71%
Total capital to risk-weighted assets	14.48%	12.84%